Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES PROVIDES YEAREND UPDATE ON REFINED COAL BUSINESS

New Vice President of Investor Relations Joins Management Team

Highlands Ranch, CO – December 28, 2012 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) today provided a year-end update on its Refined Coal (RC) business and announced that Graham Mattison has joined the company as Vice President of Investor Relations.

Refined Coal is sold through Clean Coal Solutions (CCS), ADA’s joint venture (JV) with an affiliate of NexGen Resources Corporation and an affiliate of The Goldman Sachs Group, Inc. CCS markets three different technologies, CyClean™, and M-45™, and M-45-PC™, all of which can reduce emissions of NOx and mercury and can qualify for Internal Revenue Service (IRS) Section 45 tax credits for the next nine years (currently $6.47 per ton of RC). The JV has 28 qualified units available to produce RC and generate tax credits until 2019 for the first two units and 2021 for the newer 26 units.

The JV is currently operating 8 units producing RC at power plants around the country. Four of the units are leased to two different RC investors, with the other four being operated by CCS and generating tax credits for its owners’ use. CCS and a new RC investor have agreed in principle to the material terms for the sale of one of the units currently operating at a coal fired plant that is in the process of restructuring its debt. Finalizing the RC contracts has been delayed until the debt restructuring is completed and associated lender consents required for the RC sale transaction are obtained, which ADA now expects to occur in February 2013. While being operated by CCS, this RC unit is currently generating tax credits at a rate of approximately $25 million per year, while costing approximately $10 million a year for CCS to operate. Under the terms of the proposed RC contracts, once the RC sale transaction is completed, ADA expects that the RC unit will immediately begin generating approximately $14 million a year in revenue, thus creating an improvement in cash flow of about $24 million per year. The RC sale contracts provide for an upfront cash payment of greater than $20 million (including amounts that will be paid only upon issuance by the IRS of a private letter ruling (PLR) relating to the transaction). CCS will continue efforts to close this RC transaction as promptly as possible notwithstanding that certain of the conditions to closing are outside of its direct control.

CCS continues to work to monetize and initiate continuous operation of additional RC units, some of which are being delayed as several existing and potential RC investors are waiting for information from the IRS on clarification of the process for issuance of private letter rulings and potential recommended structures for tax-financing partnerships. ADA hoped that the IRS would provide this information before year-end, but it is now expected in early 2013.

Today ADA-ES filed a Current Report on 8-K with the Securities and Exchange Commission (SEC) regarding amendments to the leases between CCS and an affiliate of Goldman Sachs (“Goldman”) for the two longest operating RC facilities. The original agreements signed in 2010 had an initial term of two and a half years with automatic one year extensions for the remaining seven years of Section 45 tax eligibility. Given the delay in the expected IRS information, CCS and Goldman have agreed to change the lease term to month-to-month. ADA expects that the amended leases will benefit the JV’s short-term cash flow as a significant portion of the lease payments will be made monthly rather than quarterly. Revenues under these leases will have a greater cash component as the $9 million in pre-paid rent paid in 2010 is now fully amortized. The Form 8-K also describes a deferment of the return of $4.7 million in deposits to an affiliate of Goldman until April 30, 2013. This provides more time for the affiliate to pursue leases on additional RC units owned by CCS for which they have indicated an interest in leasing up to a total of 18 to 20 metric tons of RC per year.

ADA and CCS continue to make progress with ADA’s newest RC technology, M-45-PC™. Following a technological breakthrough in the fourth quarter of 2012, M-45-PC™ has achieved qualifying emissions for pulverized coal (PC) boilers. This greatly expands the market for the remaining RC units to include many larger power plants. [Twelve] RC units that have not been committed for use on other facilities, could potentially now be converted for use of the M-45-PC™ technology and each unit can produce 5 to 10 tons of RC per year. The company has received very favorable feedback from the initial marketing of this product, and we expect that the initial units using M-45-PC™could be operating as early as the end of the second quarter of 2013.

Finally, the company is pleased to announce that Mr. Graham Mattison has joined the ADA management team as Vice President of Investor Relations. Mr. Mattison had previously followed ADA as a Senior Vice

President and equity research analyst at Lazard Capital Markets. Having actively covered ADA for more than five years, Mr. Mattison brings an in-depth understanding of ADA’s multiple businesses, technologies and opportunities. We look forward to Mr. Mattison working to expand ADA’s investor relations efforts and help communicate the significant opportunities ahead for the company.

Dr. Michael Durham, President and CEO of ADA, stated, “we are frustrated with the externalities that have slowed our RC business for the past 6 months. However, these delays have created the potential for significant upside for the RC business in that commitments for the final 12 RC facilities were postponed and thus these facilities are now available for us to install on larger power plants with our new technology for PC boilers.”

About ADA

ADA is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and our patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively.

•	We supply Activated Carbon Injection (“ACI”) and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•	Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced PRB coal with reduced emissions of mercury and other metals.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the amount and timing of revenues from and contracts for RC units, impact of IRS guidance, , ability to obtain a PLR from the IRS, future production of RC, size of the market for RC units, ability to convert existing RC units to the new M-45-PC technology and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws, regulations and IRS interpretations or guidance, government funding, accounting rules, prices, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; failure to lease or sell the remaining RC facilities on a timely basis; failure of the new RC investor to close on its debt restructuring or obtain the PLR from the IRS; inability to commercialize the new M-45-PC technology on favorable terms; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical, start-up and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		Devin Sullivan,(212) 836-9608
(303) 734-1727		DSullivan@equityny.com
Graham Mattison, VP Investor Relations		Thomas Mei, (212) 836-9614
(646) 319-1417		TMei@equityny.com
www.adaes.com		www.theequitygroup.com